Exhibit 10.1

THIS NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO MAKER. THIS NOTE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

GSE SYSTEMS, INC.

Senior Secured Promissory Note
due August 6, 2025

Dated: August 7, 2024 (the “Issuance Date”)	$1,398,447.50

For value received, GSE Systems, Inc., a Delaware corporation (the “Maker” or the “Company”), hereby promises to pay to the order of Nuclear Engineering Holdings LLC, a Delaware limited liability company (together with its successors and representatives, the “Holder”), in accordance with the terms hereinafter provided, the principal amount of ONE MILLION THREE HUNDRED NINETY-EIGHT THOUSAND FOUR HUNDRED FORTY-SEVEN DOLLARS AND FIFTY CENTS ($1,398,447.50) (the “Principal Amount”).

All payments under or pursuant to this Senior Secured Promissory Note (this “Note”) shall be made in United States Dollars in immediately available funds to the Holder at the address of the Holder set forth in Section 5.1 or at such other place as the Holder may designate from time to time in writing to the Maker or by wire transfer of funds to the Holder’s account, instructions for which are attached hereto as Exhibit A. The outstanding principal balance of this Note shall be due and payable on the earlier to occur of (x) August 6, 2025 and (y) the occurrence of a Change of Control (the “Maturity Date”) or at such earlier time as provided herein.  In the event that the Maturity Date shall fall on Saturday or Sunday, such Maturity Date shall be the next succeeding Business Day. All calculations made pursuant to this Note shall be rounded down to three decimal places.

ARTICLE 1

1.1         Representations and Warranties.  The Maker hereby makes to the Holder the representations and warranties set forth on Schedule 1 hereto.

1.2         Interest. Interest shall accrue, commencing as of the date hereof, on the Outstanding Principal Amount. Interest payments under this Note shall be due and payable on the last Business Day of each calendar month and on the Maturity Date (or such earlier date in the event the obligations under this Note are accelerated in accordance herewith). Interest shall be paid, at the option of Maker, (x) in kind by capitalizing such interest and adding the unpaid amount thereof on each such payment date to the Outstanding Principal Amount, which amount shall include any previously capitalized interest payments, or (y) in cash. The Outstanding Principal Amount shall bear interest at a rate per annum equal to 12.50%, calculated on the basis of the actual days elapsed days in a year consisting of 365 or 366 days, as applicable; provided that, at any time an Event of Default has occurred and is continuing, the Outstanding Principal Amount shall bear interest at a rate that is 2.00% per annum higher than the rate otherwise applicable hereunder. Notwithstanding the foregoing, in no event shall interest to be paid hereunder exceed the maximum amount permissible under applicable Law, and if interest would be payable hereunder in excess of the maximum amount permissible under applicable Law, the amount of such interest shall be reduced to the maximum amount permitted under applicable Law.

1.3         Prepayment.

(a)          Voluntary Prepayments.  The Maker may prepay all or any part of the then Outstanding Principal Amount upon delivering written notice to Holder (a “Prepayment Notice”) not less than five (5) Business Days prior to the date of such prepayment. If Maker prepays all or any part of the then Outstanding Principal Amount pursuant to this Section 1.3(a) prior to the Maturity Date, then the Maker shall concurrently pay to the Holder a prepayment premium in an amount equal to the amount of interest which would accrue pursuant to Section 1.2 of this Note from the date of such prepayment through the Maturity Date on the principal amount so prepaid (the “Prepayment Premium”). Upon delivery of a Prepayment Notice, the Maker irrevocably and unconditionally agrees to repay the amount of the Outstanding Principal Amount specified in such Prepayment Notice plus the Prepayment Premium with respect thereto, in each case on the specified prepayment date.

                             (b)         Mandatory Prepayments.

(i)           If (1) Maker or any of its Subsidiaries Disposes of any property or assets (other than any Disposition of inventory in the ordinary course of business) or (2) any Casualty Event occurs, in each case which results in the realization or receipt by Maker or any of its Subsidiaries of Net Cash Proceeds, then Maker shall prepay on or prior to the date which is five (5) Business Days after the date of the realization or receipt by Maker or any of its Subsidiaries of such Net Cash Proceeds, the then Outstanding Principal Amount in an amount (together with the amount of interest and other amounts required to be paid in connection therewith) equal to 100% of all such Net Cash Proceeds; provided that, at the option of the Maker and upon prior written notice to the Holder, the Maker may use all or any portion of such proceeds to acquire, maintain, develop, construct, improve, upgrade or repair, or otherwise reinvest in, assets of the Maker or any of its Subsidiaries, in each case within twelve (12) months of such receipt.

(ii)          If Maker, without prior written consent of the Holder, issues any debt, including any subordinated debt or convertible debt (other than this Note or any Permitted Indebtedness), Maker shall notify the Holder within two (2) Business Days of such issuance and, unless otherwise waived in writing by and at the discretion of the Holder, no later than five (5) Business Days after issuing such debt, Maker will direct one hundred percent (100%) of the proceeds from the issuance of such debt to repay this Note.

1.4         Payment on Non-Business Days.  Whenever any payment to be made shall be due on a day which is not a Business Day, such payment may be due on the next succeeding Business Day.

1.5         Replacement.  Upon receipt of a duly executed and notarized written statement from the Holder with respect to the loss, theft or destruction of this Note (or any replacement hereof), or, in the case of a mutilation of this Note, upon surrender and cancellation of such Note, the Maker shall issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note.

1.6         Use of Proceeds.  The Maker shall use the proceeds of this Note for general working capital purposes and other corporate purposes.

1.7         Status of Note. The obligations of the Maker under this Note shall be senior to all other existing Indebtedness and equity of Maker. Upon any Liquidation Event (as hereinafter defined), the Holder will be entitled to receive, before any distribution or payment is made upon, or set apart with respect to, any Indebtedness of the Maker or any class of Capital Stock of the Maker, an amount equal to the Outstanding Principal Amount. For purposes of this Note, “Liquidation Event” means a liquidation pursuant to a filing of a petition for bankruptcy under applicable law or any other insolvency or debtor’s relief, an assignment for the benefit of creditors, or a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Maker. The obligations of Maker under this Note are secured by the Collateral Documents and guaranteed by certain Subsidiaries of Maker pursuant to the Guaranty Agreement.

1.8         Fees. Sixth (6) months following the date hereof, Maker shall pay to Holder a deferred fee in an amount that is equal to two percent (2.00%) of the Principal Amount (the “Deferred Fee”). The Deferred Fee shall be payable in cash.

ARTICLE 2

2.1         Events of Default.  An “Event of Default” under this Note shall mean the occurrence of any of the events described below:

(a)          any default in the payment of (i) the Principal Amount when due or (ii) any other amount payable in respect of this Note or any other Transaction Document as and when the same shall become due and payable (whether on the Maturity Date or by acceleration or otherwise);

(b)         the Maker or any of its Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in this Note or any covenant, condition or agreement contained in any Transaction Document;

(c)          any representation or warranty made by the Maker or any of its Subsidiaries herein or in any other Transaction Document shall (i) if qualified by materiality, be untrue or incorrect in any respect when made or (ii) if not qualified by materiality, be untrue or incorrect in any material respect when made;

(d)         the Maker or any of its Subsidiaries shall (A) default in any payment of any amount or amounts of principal of or interest (if any pursuant to Section 3.6(c)) on any Indebtedness (other than the Indebtedness hereunder), the aggregate principal amount of which Indebtedness is in excess of $250,000 or (B) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness to cause with the giving of notice if required, such Indebtedness to become due prior to its stated maturity;

(e)        the Maker or any of its Subsidiaries shall: (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets; (ii) make a general assignment for the benefit of its creditors; (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic); (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally; (v) acquiesce in writing to any petition filed against it in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic); (vi) issue a notice of bankruptcy or winding down of its operations or issue a press release regarding same; or (vii) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing;

(f)           a proceeding or case shall be commenced in respect of the Maker or any of its Subsidiaries, without its application or consent, in any court of competent jurisdiction, seeking: (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts; (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets in connection with the liquidation or dissolution of the Maker or any of its Subsidiaries; or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of sixty (60) days or any order for relief shall be entered in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic) against the Maker or any of its Subsidiaries or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Maker or any of its Subsidiaries and shall continue undismissed, or unstayed and in effect for a period of forty-five (45) days; or

(g)        one or more final, non-appealable judgments or orders for the payment of money aggregating in excess of $500,000 (or its equivalent in the relevant currency of payment) are rendered against one or more of Maker and its Subsidiaries.

For the avoidance of doubt, any default pursuant to clause (d) above shall not be subject to any cure periods pursuant to the instrument governing such Indebtedness or this Note.

2.2         Remedies Upon an Event of Default.

(a)         Upon the occurrence of any Event of Default that has not been remedied within ten (10) Business Days (the relevant period, the “Applicable Cure Period”), provided however, that there shall be no cure period for an Event of Default described in Sections 2.1(a), 2.1(d), 2.1(e), 2.1(f), 2.1(g) or 2.1(h) hereof, the Holder may (1) declare the Outstanding Principal Amount, all interest accrued and unpaid thereon, all fees and all other liabilities and amounts owing, accrued or payable hereunder to be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly unconditionally and irrevocably waived by Maker (to the extent permitted by applicable Law) and (2) exercise all other rights and remedies available to it under the Transaction Documents; provided, however, that upon the occurrence of an Event of Default described in Section 2.1(e) or Section 2.1(f), the Outstanding Principal Amount, all interest accrued and unpaid thereon, all fees and all other liabilities and amounts owing, accrued or payable hereunder shall automatically become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Maker. No course of delay on the part of the Holder shall operate as a waiver thereof or otherwise prejudice the rights of the Holder. No remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

(b)         Upon the occurrence of any Event of Default, the Maker shall, as promptly as possible but in any event within two (2) Business Days of an officer of the Maker obtaining knowledge of the occurrence of such Event of Default, notify the Holder of the occurrence of such Event of Default, describing the event or factual situation giving rise to the Event of Default and specifying the relevant subsection or subsections of Section 2.1 hereof under which such Event of Default has occurred.

ARTICLE 3

[Reserved.]

ARTICLE 4

4.1         Covenants.  For so long as any amount under this Note is outstanding, unless the Holder shall otherwise consent in writing:

(a)         Compliance with Transaction Documents.  The Maker shall, and shall cause its Subsidiaries to, comply with its obligations under this Note and the other Transaction Documents.

(b)         Payment of Taxes, Etc.  The Maker shall, and shall cause each of its Subsidiaries to, promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Maker and the Subsidiaries, except for such failures to pay that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Maker or such Subsidiaries shall have set aside on its books reserves with respect thereto in accordance with generally accepted accounting principles, and provided, further, that the Maker and such Subsidiaries will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor.

(c)         Corporate Existence.  The Maker shall, and shall cause each of its Subsidiaries to, maintain in full force and effect its corporate existence, rights and franchises (other than the existence, rights and franchises of the Subsidiaries of the Maker that the board of directors of the Maker determine are no longer necessary or useful to the operation of the Maker’s business) and all licenses and other rights to use property owned or possessed by it and reasonably deemed to be necessary to the conduct of its business; provided that, the foregoing shall not prohibit any wind-down or sale of all or any part of Maker’s workforce solutions business line.

(d)         Investment Company Act.  The Maker shall conduct its businesses in a manner so that it will not become subject to, or required to be registered under, the Investment Company Act of 1940, as amended.

(e)          Maker shall perform, and shall cause each of its Subsidiaries to perform all other covenants contained in Schedule 2 hereto.

4.2         Set-Off.

(a)         the Holder may set off any of its obligations to Maker (whether or not due for payment), against any of Maker’s obligations to the Holder (whether or not due for payment) under this Note and/or any other Transaction Document.

(b)         the Holder may do anything necessary to effect any set-off undertaken in accordance with this Section 4.2 (including varying the date for payment of any amount payable by the Holder to Maker).

ARTICLE 5

5.1         Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section prior to 5:00 p.m. (New York time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section on a day that is not a Business Day or later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (c) the Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The addresses for such notices and communications shall be as follows:

If to the Maker:

GSE Systems, Inc.
940 Columbia Gateway Drive
Suite 470
Columbia, Maryland 21046
Attention: Emmett Pepe
Email: Emmett.Pepe@gses.com

If to the Holder:

Pelican Energy Partners LP
2050 W Sam Houston Pkwy S #1550
Houston, TX 77042
Attention: Sam Veselka
Email: sveselka@pep-lp.com

5.2         Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without reference to principles of conflict of laws or choice of laws.

5.3         Headings.  The headings herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.  The language used in this Note will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Note shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Note.

5.4         Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including, without limitation, a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit the Holder’s right to pursue actual damages for any failure by the Maker to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Maker (or the performance thereof). The Maker acknowledges that a breach by it of its obligations hereunder will cause irreparable and material harm to the Holder and that the remedy at law for any such breach would be inadequate. Therefore, the Maker agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available rights and remedies, at law or in equity, to equitable relief, including but not limited to an injunction restraining any such breach or threatened breach, without the necessity of showing economic loss and without any bond or other security being required.

5.5         Enforcement Expenses.  The Maker agrees to pay all costs and expenses of enforcement of this Note, including, without limitation, reasonable attorneys’ fees and expenses.

5.6         Binding Effect.  The obligations of the Maker and the Holder set forth herein shall be binding upon the successors and assigns of each such party, whether or not such successors or assigns are permitted by the terms herein.

5.7         Amendments; Waivers.  No provision of this Note may be waived or amended except in a written instrument signed by Maker and the Holder. No waiver of any default with respect to any provision, condition or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

5.8         Compliance with Securities Laws.  The Holder of this Note acknowledges that this Note is being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder shall not offer, sell or otherwise dispose of this Note in violation of securities laws. This Note and any Note issued in substitution or replacement therefor shall be stamped or imprinted with a legend in substantially the following form:

“THIS NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO MAKER.”

5.9         Jurisdiction; Venue.  Any action, proceeding or claim arising out of, or relating in any way to this Note shall be brought and enforced in the New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York.  Maker and the Holder irrevocably submit to the jurisdiction of such courts, which jurisdiction shall be exclusive, and hereby waive any objection to such exclusive jurisdiction or that such courts represent an inconvenient forum.  The prevailing party in any such action shall be entitled to recover its reasonable and documented attorneys’ fees and out-of-pocket expenses relating to such action or proceeding.

5.10       Parties in Interest.  This Note shall be binding upon, inure to the benefit of and be enforceable by the Maker, the Holder and their respective successors and permitted assigns; provided that, in no event shall Maker be permitted to assign this Note without the prior written consent of the Holder.

5.11       Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

5.12       Maker Waivers.  Except as otherwise specifically provided herein, the Maker and all others that may become liable for all or any part of the obligations evidenced by this Note, hereby waive presentment, demand, notice of nonpayment, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, and do hereby consent to any number of renewals of extensions of the time or payment hereof and agree that any such renewals or extensions may be made without notice to any such persons and without affecting their liability herein and do further consent to the release of any person liable hereon, all without affecting the liability of the other persons, firms or Maker liable for the payment of this Note, AND DO HEREBY WAIVE TRIAL BY JURY.

(a)        No delay or omission on the part of the Holder in exercising its rights under this Note, or course of conduct relating hereto, shall operate as a waiver of such rights or any other right of the Holder, nor shall any waiver by the Holder of any such right or rights on any one occasion be deemed a waiver of the same right or rights on any future occasion.

(b)        THE MAKER ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS NOTE IS A PART IS A COMMERCIAL TRANSACTION, AND TO THE EXTENT ALLOWED BY APPLICABLE LAW, HEREBY WAIVES ITS RIGHT TO NOTICE AND HEARING WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE HOLDER OR ITS SUCCESSORS OR ASSIGNS MAY DESIRE TO USE.

5.13       Definitions. For the purposes hereof, the following terms shall have the following meanings:

(a)        “Acquisition” means the acquisition by Maker or any direct or indirect Subsidiary of Maker of a majority of the Equity Interests or substantially all of the assets and business of any Person, whether by direct purchase of Equity Interests, asset purchase, merger, consolidation or like combination.

(b)        “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

(c)          “Business Day” means any day other than a Saturday, Sunday or any other day on which banks are permitted or required to be closed in New York City.

(d)          “Capital Stock” means the Common Stock and any other classes of capital stock of Maker.

(e)        “Casualty Event” means any event that gives rise to the receipt by the Maker or any of its Subsidiaries of any insurance proceeds or condemnation (including pursuant to taking under power of eminent domain) awards in respect of any real property (including any improvements thereon) or other property or asset.

(f)           “Change of Control” means, with respect to Maker, on or after the date of this Note:

(i)           a change in the composition of the board of directors of Maker at a single shareholder meeting where a majority of the individuals that were directors of Maker immediately prior to the start of such shareholder meeting are no longer directors at the conclusion of such meeting, without the written consent of the Holder (which consent shall not be unreasonably withheld);

(ii)          a change, without the prior written consent of the Holder, in the composition of the board of directors of Maker prior to the termination of this Note where a majority of the individuals that were directors as of the date of this Note cease to be directors of Maker prior to the termination of this Note; provided that any individual who is nominated by the board of directors (or a duly authorized committee thereof) as of the date of this Note and is elected or appointed as a director of Maker after the date of this Note shall be deemed a member of the board of directors of Maker as of the date of this Note for all purposes;

(iii)         other than a shareholder that holds such position at the date of this Note, if a Person comes to have beneficial ownership, control or direction over more than fifty percent (50%) of the Common Stock of Maker; or

(g)         the sale or other disposition by Maker or any of its Subsidiaries in a single transaction, or in a series of transactions, of all or substantially all of their respective assets.

(h)          “Collateral Documents” means the Security Agreement and the Pledge Agreement.

(i)           “Common Stock” means the common stock of Maker, par value $0.01 per share.

(j)          “Dispose” means to convey, sell, lease, sell and leaseback, assign, transfer or otherwise dispose of any property, business or assets.

(k)         “Equity Interests” means and includes capital stock, membership interests and other similar equity securities, and shall also include warrants or options to purchase capital stock, membership interests or other equity interests.

(l)           “Event” means any event, change, development, effect, condition, circumstance, matter, occurrence or state of facts.

(m)        “Guaranty Agreement” means that certain Guaranty, dated as of August 7, 2024, among Maker, the other guarantors party thereto and the Holder

(n)         “Indebtedness” means: (a) all obligations for borrowed money; (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, current swap agreements, interest rate hedging agreements, interest rate swaps, or other financial products; (c) all capital lease obligations that exceed $150,000 in the aggregate in any fiscal year; (d) all obligations or liabilities secured by a lien or encumbrance on any asset of the Maker, irrespective of whether such obligation or liability is assumed; (e) all obligations for the deferred purchase price of assets, together with trade debt and other accounts payable that exceed $150,000 in the aggregate in any fiscal year; (f) all synthetic leases; (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse) any of the foregoing obligations of any other person; (h) trade debt; and (i) endorsements for collection or deposit.

(o)         “Investment” means, as to any Person, (a) the purchase or other acquisition of equity interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, or guarantee or assumption of Indebtedness of, another Person or (c) the purchase or acquisition (in one transaction or a series of transactions) of all or substantially all of the property or assets or business of another Person, or assets constituting a business unit, line of business or division of another Person.
(p)          “Law” means any law, rule, regulation, order, judgment or decree, including, without limitation, any federal and state securities Laws.

(q)         “Material Adverse Effect” means any material adverse effect on (i) the businesses, properties, assets, operations, results of operations or financial condition of Maker, or Maker and the Subsidiaries, taken as a whole, or (ii) the ability of Maker to consummate the transactions contemplated hereby or to perform its obligations hereunder; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect: (a) any adverse effect resulting from or arising out of general economic conditions; (b) any adverse effect resulting from or arising out of general conditions in the industries in which Maker and the Subsidiaries operate; (c) any adverse effect resulting from any changes to applicable Law; or (d) any adverse effect resulting from or arising out of any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; provided, further, that any event, occurrence, fact, condition or change referred to in clauses (a) through (d) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on Maker and/or the Subsidiaries compared to other participants in the industries in which Maker and the Subsidiaries operate.

(r)          “Net Cash Proceeds” means the aggregate amount of cash received (directly or indirectly) (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of the Maker or any of its Subsidiaries (other than amounts received hereunder) after deducting therefrom only (a) expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (c) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (d) net income and other taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements), in each case, to the extent, but only to the extent, that the amounts so deducted are (i) actually paid or reasonably expected to be paid, to a Person that, except in the case of reasonable out-of-pocket expenses or such amounts are on arms’ length terms, is not an Affiliate of such Person or any of its Subsidiaries and (ii) properly attributable to such transaction or to the asset that is the subject thereof.

(s)          “Outstanding Principal Amount” means, at the time of determination, the Principal Amount outstanding under this Note after giving effect to any payments pursuant to the terms hereof.

(t)          “Permitted Indebtedness” means, collectively: (a) intercompany indebtedness among Company and its Subsidiaries or among Subsidiaries of Maker; provided that the foregoing shall not be deemed to permit Maker to provide a guarantee in respect of any indebtedness of a Subsidiary; (b) purchase money indebtedness incurred to finance the acquisition of property for use in Company’s and its Subsidiaries’ business and capital lease obligations incurred by Company and its Subsidiaries, each in the ordinary course of business; (c) indebtedness incurred in connection with the financing of insurance premiums in an aggregate amount at any time outstanding not to exceed the premiums owed under such policy; (d) hedging agreements and similar hedge or swap transactions entered into in the ordinary course of business for bona fide hedging purposes relating to cash-flow currency risks and not for speculation; (e) indebtedness incurred in the ordinary course of business with respect to surety and appeals bonds, performance bonds and other similar obligations; (f) indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business; (g) indebtedness in connection with purchase cards, treasury obligations and similar obligations incurred by Company and its Subsidiaries in the ordinary course of business; (h) indebtedness in connection with letters of credit incurred by Company and its Subsidiaries in the ordinary course of business and commercial revolving lines of credit entered into by Company, which such indebtedness shall not exceed in the aggregate $5,000,000; (i) indebtedness in connection with the Company’s virtual credit card and related services not to exceed $500,000; (j) other indebtedness not to exceed $250,000 at any time, and (k) indebtedness in respect of this Note. Notwithstanding the foregoing, the aggregate indebtedness incurred pursuant to clauses (a)- (b), (d)-(g) and (j) shall not exceed $1,000,000, the aggregate indebtedness incurred pursuant to clause (c) shall not exceed $1,000,000, and the aggregate indebtedness pursuant to this definition of Permitted Indebtedness as a whole, shall not exceed $5,000,000.

(u)       “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(v)         “Pledge Agreement” means that certain Pledge Agreement, dated as of August 7, 2024, among Maker, the other pledgors party thereto and the Holder.

(w)         “Security Agreement” means that certain Security Agreement, dated as of August 7, 2024, among Maker, the other grantors party thereto and the Holder.

(x)          “Subsidiary” means each direct and indirect subsidiary of Maker.

(y)         “Transaction Documents” means this Note, the Collateral Documents, the Guaranty Agreement, and any other documents or agreements executed or delivered in connection with the transactions contemplated hereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Maker has caused this Note to be duly executed by its duly authorized officer as of the date first above indicated.

GSE SYSTEMS, INC.

By:	/s/ Emmett Pepe
Name: Emmett Pepe
Title: Treasurer and Chief Financial Officer

EXHIBIT A

WIRE INSTRUCTIONS

Beneficiary Name: Pelican Energy Partners Base Zero LP
Bank Name: [REDACTED]
Bank Address: [REDACTED]
Account #: [REDACTED]
ABA/Routing #: [REDACTED]
Swift: [REDACTED]

SCHEDULE 1

REPRESENTATIONS AND WARRANTIES
A.           Organization and Qualification. Maker is a corporation duly organized and validly existing in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own its properties and to carry on its business as now being conducted. Maker is duly qualified to do business and is in good standing in every jurisdiction in which the ownership of its property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.

B.           Authorization; Enforcement; Compliance with Other Instruments. Maker has the requisite corporate power and authority to execute the Transaction Documents and to perform its obligations under the Transaction Documents. The execution and delivery of the Transaction Documents has been duly and validly authorized by Maker’s board of directors and no further consent or authorization is required by Maker, its board of directors, its shareholders or any other Person in connection therewith. The Transaction Documents have been duly and validly executed and delivered by Maker and constitute valid and binding obligations of Maker, enforceable against Maker in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar Laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

C.           No Conflicts. The execution, delivery and performance of the Transaction Documents by Maker will not (a) conflict with or result in a violation of the certificate of incorporation or by-laws or (b) conflict with, or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any material agreement to which Maker or any of the Subsidiaries is a party.

D.           Litigation and Regulatory Proceedings. There are no material actions, causes of action, suits, claims, proceedings, inquiries or investigations (collectively, “Proceedings”) before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of Company or any of the Subsidiaries, threatened against or affecting Maker or any of the Subsidiaries or any of Maker’s or the Subsidiaries’ officers or directors in their capacities as such.

E.           No Undisclosed Events, Liabilities or Developments. No event, development or circumstance has occurred or exists, or to the knowledge of the executive officers of Maker is reasonably anticipated to occur or exist that (a) would reasonably be anticipated to have a Material Adverse Effect or (b) would be required to be disclosed by Maker under applicable securities Laws on a registration statement filed with the United States Securities and Exchange Commission relating to an issuance and sale by Maker of its Common Stock and which has not been publicly announced.

F.           Compliance with Law. Maker and each of the Subsidiaries have conducted and are conducting their respective businesses in compliance in all material respects with all applicable Laws.

G.          Employee Relations. Neither Maker nor any Subsidiary is involved in any union labor dispute nor, to the knowledge of Maker, is any such dispute threatened. Neither Maker nor any Subsidiary is a party to any collective bargaining agreement. No executive officer (as defined in Rule 501(f) of the 1933 Act) has notified Maker that such officer intends to leave Maker’s employ or otherwise terminate such officer’s employment with Maker.

H.          Intellectual Property Rights. Maker and each Subsidiary owns or possesses adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights (collectively, “IP Rights”) necessary to conduct their respective businesses as now conducted. None of the material IP Rights of Maker or any of the Subsidiaries are expected to expire or terminate within three (3) years from the date of this Note and which expiration or termination would reasonably be expected to result in a Material Adverse Effect. Neither Maker nor any Subsidiary is infringing, misappropriating or otherwise violating any IP Rights of any other Person. No claim has been asserted, and no Proceeding is pending, against Maker or any Subsidiary alleging that Maker or any Subsidiary is infringing, misappropriating or otherwise violating the IP Rights of any other Person, and, to Maker’s knowledge no such claim or Proceeding is threatened, and Maker is not aware of any facts or circumstances which might give rise to any such claim or Proceeding. Maker and the Subsidiaries have taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all of their material IP Rights.

I.           Environmental Laws. Except, in each case, as would not be reasonably anticipated to have a Material Adverse Effect, Maker and the Subsidiaries (a) are in compliance with any and all applicable Laws relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants, (b) have received and hold all permits, licenses or other approvals required of them under all such Laws to conduct their respective businesses and (c) are in compliance with all terms and conditions of any such permit, license or approval.

J.          Title to Assets. Maker and the Subsidiaries have good and marketable title to all personal property owned by them which is material to their respective businesses, in each case free and clear of all liens, encumbrances and defects. Any real property and facilities held under lease by Maker or any Subsidiary are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by Maker and the Subsidiaries.

K.          Insurance. Maker and each of the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of Maker reasonably believes to be prudent and customary in the businesses in which Maker and the Subsidiaries are engaged. Neither Maker nor any of the Subsidiaries has been refused any insurance coverage sought or applied for, and Maker has no reason to believe that it will not be able to renew all existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers.

L.          Regulatory Permits. Maker and the Subsidiaries have in full force and effect all certificates, approvals, authorizations and permits from all regulatory authorities and agencies necessary to own, lease or operate their respective properties and assets and conduct their respective businesses, and neither Maker nor any Subsidiary has received any notice of Proceedings relating to the revocation or modification of any such certificate, approval, authorization or permit, except for such certificates, approvals, authorizations or permits with respect to which the failure to hold would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

M.          No Materially Adverse Contracts, Etc. Neither Maker nor any of the Subsidiaries is (a) subject to any charter, corporate or other legal restriction, or any judgment, decree or order which in the judgment of Maker’s officers has or is reasonably expected to have a Material Adverse Effect or (b) a party to any contract or agreement which in the judgment of Maker’s management has or would reasonably be expected to have a Material Adverse Effect.

N.          Taxes. Maker and the Subsidiaries each has made or filed, or caused to be made or filed, all United States federal and other material tax returns, reports and declarations required by any jurisdiction to which it is subject and has paid all taxes and other governmental assessments and charges that are material in amount, required to be paid by it, regardless of whether such amounts are shown or determined to be due on such returns, reports and declarations, except those being contested in good faith by appropriate proceedings and for which it has set aside on its books reserves in accordance with GAAP. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction.

O.          Solvency. After giving effect to the receipt by Maker of the proceeds from the transactions contemplated by this Note (a) Maker’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of Maker’s existing debts and other liabilities (including known contingent liabilities) as they mature; and (b) the current cash flow of Maker, together with the proceeds Maker would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. Maker does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). Maker has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction.

P.           Investment Company. Maker is not, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Q.          OFAC. None of Maker nor any of the Subsidiaries nor, to the knowledge of Maker, any director, officer, agent, employee, affiliate or person acting on behalf of Maker and/or any Subsidiary has been or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”); and Maker will not directly or indirectly use any proceeds received from the Holder, or lend, contribute or otherwise make available such proceeds to its Subsidiaries or to any affiliated entity, joint venture partner or other person or entity, to finance any investments in, or make any payments to, any country or person currently subject to any of the sanctions of the United States administered by OFAC.

R.          No Foreign Corrupt Practices. None of Maker or any of the Subsidiaries has, directly or indirectly: (a) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any governmental authority of any jurisdiction except as otherwise permitted under applicable Law; or (b) made any contribution to any candidate for public office, in either case, where either the payment or the purpose of such contribution, payment or gift was, is, or would be prohibited under the Foreign Corrupt Practices Act or the rules and regulations promulgated thereunder or under any other legislation of any relevant jurisdiction covering a similar subject matter applicable to Maker or its Subsidiaries and their respective operations and Maker has instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with such legislation.

S.           Anti-Money Laundering. The operations of each of Maker and the Subsidiaries are and have been conducted at all times in compliance with all applicable anti-money laundering laws, regulations, rules and guidelines in its jurisdiction of incorporation and in each other jurisdiction in which such entity, as the case may be, conducts business (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental authority involving Maker or its Subsidiaries with respect to any of the Money Laundering Laws is, to the knowledge of Maker, pending, threatened or contemplated.

 SCHEDULE 2

COVENANTS
A.           Notification of Certain Events.  Maker shall give prompt written notice to the Holder of (a) the occurrence or non-occurrence of any Event, the occurrence or non-occurrence of which would render any representation or warranty of Maker contained in this Note, if made on or immediately following the date of such Event, untrue or inaccurate in any material respect, (b) the occurrence of any Event that, individually or in combination with any other Events, has had or could reasonably be expected to have a Material Adverse Effect, (c) any failure of Maker to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any Event that would otherwise result in the nonfulfillment of any of the conditions to the Holder’s obligations hereunder, (d) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Note, or (e) any Proceeding pending or, to Maker’s knowledge threatened in writing against a party relating to the transactions contemplated by this Note.

B.          Intercreditor Agreement.  In the event that Maker or any Subsidiary incurs debt to a seller as partial consideration paid to such seller in connection with an Acquisition, unless otherwise waived in writing by the Holder, as a condition to consummation of such Acquisition, the holder of such debt shall enter into an intercreditor agreement with Maker and the Holder on terms reasonably satisfactory to the Holder.

C.          Indemnification of the Holder.

(a)          Maker will indemnify and hold the Holder, its Affiliates and their respective directors, officers, managers, shareholders, members, partners, employees and agents and permitted successors and assigns (each, a “Holder Party”) harmless from any and all damages, losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and actual, reasonable and documented attorneys’ fees and costs of investigation and defense (collectively, “Losses”) that any such Holder Party may suffer or incur as a result of or relating to:

(i)       any breach or inaccuracy of any representation, warranty, covenant or agreement made by Maker in any Transaction Document;

(ii)        any misrepresentation made by Maker in any Transaction Document;

(iii)      Maker’s notice to the Holder, including by way of public announcement, at any time, of its inability to comply or its intention not to comply with the terms or provisions of this Note or any Transaction Document; and

(iv)      any Proceeding before or by any court, public board, government agency, self-regulatory organization or body based upon, or resulting from the execution, delivery, performance or enforcement of any of the Transaction Documents or the consummation of the transactions contemplated thereby, and whether or not the Holder is party thereto by claim, counterclaim, crossclaim, as a defendant or otherwise, or if such Proceeding is based upon, or results from, any of the items set forth in clauses (i) through (iii) above.

(b)          in addition to the indemnity contained herein, Maker will reimburse the Holder for its actual, reasonable and documented legal and other expenses (including the cost of any investigation, preparation and travel in connection therewith) incurred in connection with the preparation of this Note and the other Transaction Documents, the administration thereof, any amendment, modification or waiver thereto, and any enforcement thereof or exercise of remedies thereunder.

(c)          the provisions of this Section (C) shall survive the termination or expiration of this Note.

D.          Information Rights. The Maker shall deliver to the Holder:

(a)          as soon as available, but in any event within 120 days after the end of each fiscal year of the Maker (commencing with the fiscal year ended December 31, 2024), a consolidated balance sheet of the Maker and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, commencing with the first fiscal year for which such corresponding figures are available, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Holder, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

(b)          as soon as available, but in any event within 90 days after the end of each of the first three fiscal quarters of each fiscal year of the Maker (commencing with the fiscal quarter ended September 30, 2024), a consolidated balance sheet of the Maker and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for the portion of the Maker’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding portion of the previous fiscal year, commencing with the first fiscal quarter for which such corresponding figures are available, all in reasonable detail, such consolidated statements to be certified by an appropriate officer of the Maker as fairly presenting, in all material respects, the financial condition, results of operations, shareholders’ equity and cash flows of the Maker and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

(c)          as soon as available, but in any event within 30 days after the end of each fiscal month of each fiscal year of the Maker (commencing with the fiscal month ended August 31, 2024), revenue statements of the Maker and its Subsidiaries.

E.           Indebtedness. Neither Maker nor any of its Subsidiaries shall incur, create, assume or permit to exist any Indebtedness except (i) Indebtedness arising under this Note and (ii) Permitted Indebtedness.

F.           Liens. Neither Maker nor any of its Subsidiaries shall create, incur or suffer to exist any mortgage, deed of trust, pledge, lien, security interest, assignment or transfer upon or of any of its assets, whether now owned or hereafter acquired, to secure any Indebtedness other than liens and security interests created pursuant to the Transaction Documents.

G.          Asset Sales. Neither Maker nor any of its Subsidiaries shall sell, transfer, assign or otherwise dispose of any of its property or assets, other than (i) inventory in the ordinary course of business, (ii) sales of worn-out, obsolete or surplus assets in the ordinary course of business and (iii) the wind-down or sale of all or any part of Maker’s workforce solutions business line.

H.          Restricted Payments. Neither Maker nor any of its Subsidiaries shall declare or pay any dividends on any class of its equity or make any payment on account of the purchase, redemption, cancellation or other retirement of any shares of such equity or any options or warrants to purchase such equity or make any distribution in respect thereof, either directly or indirectly; provided that, notwithstanding the foregoing, any Subsidiary of Maker may make any such payment to Maker.

I.            Affiliate Transactions. Neither Maker nor any of its Subsidiaries shall enter into any contract, agreement or business arrangement with any Person (other than Maker or any of its Subsidiaries) controlled by, controlling or under common control with Maker or such Subsidiary on terms and conditions that are less favorable to Maker or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

J.           Investments. Neither Maker nor any of its Subsidiaries shall, after the date hereof, (i) form or acquire any Subsidiaries or (ii) make any Investment in another Person.